EXHIBIT 99.3

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(b) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)          MAY 13, 1998

                          WATERMARC FOOD MANAGEMENT CO.
             (Exact Name of Registrant as Specified in Its Charter)

                                      TEXAS
                 (State or Other Jurisdiction of Incorporation)

               0-20143                                    74-2605598
        (Commission File Number)            (I.R.S. Employer Identification No.)

       11111 WILCREST GREEN, SUITE 350, HOUSTON, TEXAS           77042
           (Address of Principal Executive Offices)            (Zip Code)

                                 (713) 783-0500
              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

                      INFORMATION INCLUDED IN REPORT ON 8-K

ITEM 5.   OTHER EVENTS.

On May 13, 1998 Watermarc Food Management Co. (the "Company") entered into a Consulting Agreement with GTI Partners, LLC ("GTI") whereby GTI will provide financial consulting services to seek sources of financing for the Company. As compensation for its services, GTI will be issued warrants to purchase the equivalent of 950,000 shares of post 10 for 1 reverse stock split Common Stock of the Company. The warrants have a term of two years at a post reverse stock split exercise price of $0.90 per share, which represents the post reverse stock split equivalent of the average market price of the Company's Common Stock during the period of negotiations with GTI. The Company has agreed to register the shares underlying the warrants. The shares are subject to a Voting Agreement and a two year Lock-Up Agreement. Warrants to purchase the equivalent of 100,000 post reverse stock split shares (i.e. 1,000,000 pre-reverse stock split shares at $0.09 per share) were issued upon the execution of the Consulting Agreement. Warrants to purchase the remaining 850,000 shares will be issued to GTI upon the successful completion of not less than $2.5 million in financing for the Company. The actual terms of any debt or equity financing will be negotiated by the Company and must be acceptable to the Company in its sole discretion.

GTI is a consortium consisting of Tariq S. Khan, Managing Director of Manhattan West, Inc., Ibrahim Mohammed, Principal of Luminary Investments, and Gregg Rondinelli, Investment Advisor with Rondinelli & Associates.

In connection with the proposed financing, the Company will seek shareholder approval of a 10 for 1 reverse split of its Common Stock.

On May 20,1998 the Board of Directors of the Company approved the issuance of warrants to purchase 10,000,000 shares of the Company's Common Stock to Ghulam
M. Bombaywala, Chairman of the Board, Chief Executive Officer, and principal shareholder of the Company. The issuance of the warrants was in consideration for Mr. Bombaywala's personal guarantees of approximately $12.9 million in debt and leases obligations of the Company (a portion of which was personally collateralized by Mr. Bombaywala) and his agreement to personally guarantee an additional $5 million of future indebtedness of the Company whether in leases, notes, accounts payable or contractual obligations (or renewals of the foregoing), or any other obligations of the Company. The warrants are subject to definitive documentation and shareholder ratification. The issuance of the warrants will be submitted to the independent shareholders for ratification at a special meeting. However, the Board retained the right to proceed with the issuance of the warrants even if not ratified by a majority of the independent shareholders. The warrants have an exercise price of $0.14 per share, which was the market price of the stock when the Board of Directors first considered the proposal. The warrants will have a four year term and the underlying shares will be subject to a two year Lock-Up Agreement.

ITEM 7.   EXHIBITS.

The Consulting Agreement and the exhibits thereto are attached hereto as EXHIBIT
10.1 and incorporated herein by reference. The description herein of such agreement is qualified by reference to the actual terms thereof incorporated herein.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   WATERMARC FOOD MANAGEMENT CO.
                                                   -----------------------------
                                                           (Registrant)

Date           MAY 21, 1998                        By /s/ GHULAM BOMBAYWALA
                                                           (Signature)

                                                   By  GHULAM M. BOMBAYWALA

                                                   Title CHIEF EXECUTIVE OFFICER

                          WATERMARC FOOD MANAGEMENT CO.

                                INDEX TO EXHIBITS

EXHIBIT NUMBER               DESCRIPTION

        10.1                 Consulting Agreement

                                                                    EXHIBIT 10.1

                              CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT ("Agreement") is entered into as of May 13, 1998, by and between Watermarc Food Management Co., a Texas corporation (the "Company"), and GTI Partners, LLC, a California limited liability company ("Consultant").

        FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. SERVICES. Consultant shall provide the following services (the "Services") to Company:

        a. Consultant shall introduce Company to various sources of capital with the aim of raising a minimum of two million five hundred thousand dollars ($2,500,000) and a maximum of five million dollars ($5,000,000) on a best efforts basis (the "Initial Financing").

        b. Consultant shall prepare (or cause to be prepared) the documentation for, and conduct (or cause to be conducted), an offering or series of offerings (collectively, the "Offerings") of Company's securities in an effort to raise capital including the Initial Financing for the Company upon terms and conditions acceptable to the Company. Company shall have final approval of all documentation and the terms of the Initial Financing.

        c. Upon completion of the Initial Financing, and during the term of this Agreement, Consultant may introduce Company to other sources of financing all to be conducted on a best efforts basis.

        d. Consultant shall provide such other consulting services in connection with the foregoing Services as reasonably requested by the Company, including, advice and consultation in (i) developing the corporate and capital structure of the Company, (ii) completing the transactions contemplated by the Services, and
(iii) assisting in creating an orderly market for the Company's securities.

        e. Consultant shall be considered an agent of the Company and shall at all times act in the best interests of the Company without regard to Consultant's own interests or those of third parties.

2. COMPENSATION. In consideration for the performance of the Services by Consultant, Company shall provide Consultant with the following compensation:

        a. Company shall issue to Consultant (or to such persons or entities as directed by Consultant) warrants to purchase, at $.90 per share, up to 950,000 shares of post 10 to 1 reverse split common stock of Company (the "Warrants"). Warrants to purchase one hundred thousand (100,000) shares of common stock of the Company (or the pre-split equivalent) shall be issued to Consultant immediately upon execution of this Agreement pursuant to the Warrant Agreement in the form attached hereto as SCHEDULE A. Warrants for the remaining shares, in the form attached hereto as Schedule A, shall be issued to Consultant upon the completion of at least two million five hundred thousand dollars ($2,500,000) of Initial Financing. A registration statement to register the shares underlying the warrants (the "Warrant Shares") shall be filed by the Company within ninety

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(90) days from the date hereof. The Warrant Shares shall be subject to a lock-up agreement prohibiting resale thereof for a period of two (2) years from the date of the issuance of the respective Warrants subject to (i) the Company's consent to any proposed public or private resales, or (ii) the expiration of the lock-up agreement upon Consultant arranging the full $5,000,000 Initial Financing on terms acceptable to the Company in one or more installments. The Warrant Shares shall be subject to a voting agreement and proxy in favor of Ghulam Bombaywala, which shall expire as to 250,000 shares every ninety (90) days from the date of exercise of the Warrants. The Warrants may be exercised in whole but not in part. The Warrants are not transferable except to (i) entities or persons affiliated with Consultant, or (ii) with the consent of the Company. The lock-up and voting agreements shall be attached as exhibits to the Warrant Agreement and incorporated therein by reference.

        b. Company shall reimburse Consultant for all reasonable and necessary out of pocket costs and expenses incurred by Consultant in the performance of the Services under this Agreement, provided such expenses have been preapproved by the Company.

3. Retention of Consultant by the Company to assist in raising the Initial Financing (or any other capital) is on a nonexclusive basis and may be terminated by the Company at any time subject to its obligations (i) to issue 100,000 warrants on the execution of this Agreement (or the pre-split equivalent thereof), (ii) to issue warrants for 850,000 additional shares (or the pre-split equivalent thereof) if $2,500,000 is raised through financing sources of Consultant prior to the termination of this Agreement by the Company, and (iii) to reimburse Consultant for its reasonable expenses incurred pursuant to Section 2b hereof.

4. It is the intention of the Consultant to assist the Company in raising the initial $2,500,000 within the next sixty (60) days. If the initial $2,500,000 of financing is obtained and received in more than one installment, said installments shall be paid into an escrow account until the entire $2,500,000 of financing shall have been received into escrow, at which time the entire $2,500,000 shall be released to the Company.

5. Within ninety (90) days from the date hereof, the Company will file the registration statement referred to above with the SEC and will file a proxy statement or information statement with respect to the 10 to 1 reverse stock split. To provide Consultant assurance that the 10 to 1 reverse stock split will be effectuated, Ghulam M. Bombaywala will execute the Letter Agreement in the form attached hereto as SCHEDULE B agreeing to vote all of his shares in favor of the reverse stock split.

6. CONFIDENTIALITY. In connection with this Agreement, Company will be furnishing Consultant with certain information which is either non-public, confidential or proprietary in nature. All such information furnished to Consultant, its partners, principals, officers, employees, agents, and representatives (collectively, "representatives"), by Company, including information furnished prior to the execution of this Agreement, and all analyses, compilations, data, studies or other documents prepared by Consultant or its representatives containing or based in whole or in part on any such furnished information or reflecting Consultant's review of Company is hereinafter referred to as the "Information". In consideration of Consultant being furnished with the Information, Consultant agrees that:

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        a. The Information will be kept confidential and will not, without the prior written consent of Company, be disclosed by Consultant or its representatives, in any manner whatsoever, in whole or in part, and will not be used by Consultant or its representatives directly or indirectly for any purpose other than in performing the Services referred to above. Moreover, Consultant agrees to transmit the Information only to those third parties (hereafter referred to as the "Third Parties") who need to know the Information for the purpose of evaluating whether to provide financing to Company, who are informed by Consultant of the confidential nature of the Information and who agree to be bound by the terms of this Agreement. Consultant agrees to notify Company prior to the delivery or disclosure of any Information to its representatives or to the Third Parties, as to the identity of such representatives or the Third Parties. Consultant will be responsible for any actions by its representatives or the Third Parties which are not in accordance with this Agreement.

        b. Should any person seek to legally compel Consultant or anyone to whom Consultant transmits the Information to disclose any of the Information, Consultant will provide Company with prompt written notice so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement, provided that nothing herein will prevent, limit or delay Consultant in disclosing any Information which it is legally compelled to disclose. In any event, Consultant will furnish only that portion of the Information which it is advised by its counsel is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

        c. Consultant (i) acknowledges that neither Company nor any of its directors, officers, employees, or attorneys have made any representation or warranty (express or implied) as to the accuracy or completeness of the Information and (ii) agrees, to the full extent permitted by law, that neither Company nor any of its directors, officers, employees, or attorneys shall have any liability whatsoever to Consultant on any basis (including, without limitation, in contract, tort, under federal or state securities laws, or otherwise) as a result of the use of the Information by Consultant, its representatives or the Third Parties.

        d. Consultant acknowledges the ownership by Company of all Information furnished and agrees not to disclose or use any part of it except in accordance with this Agreement. All Information and any copies thereof, including those given to the Third Parties, will be returned to Company upon completion of the Services.

7. PROHIBITED ACTIVITIES. Consultant covenants and agrees that for a period of two (2) years from the date hereof, unless specifically invited in writing by Company (it being understood that execution of this Agreement does not constitute such invitation), neither Consultant nor any of its Representatives and affiliates (including any person or entity directly or indirectly, through one or more intermediaries, controlling Consultant or controlled by or under common control with Consultant) will, directly or indirectly, (a) solicit, seek or offer to effect, negotiate with or provide any Information to any party with respect to, or make any statement, proposal or inquiry, whether written or oral, whether alone or in concert with others, to Company or to any shareholder of Company, or otherwise make any public announcement or proposal or offer whatsoever, with respect to (i) any form of business combination or transaction relating to Company or any of its subsidiaries or affiliates, including without limitation, a merger, consolidation, tender or exchange offer, sale or purchase of assets or securities, or dissolution or liquidation of Company or any of its subsidiaries or affiliates, (ii) any form of restructuring, recapitalization or similar transaction with respect to Company or any of its subsidiaries or affiliates, (iii) any demand, request or proposal to

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amend, waive or terminate any provision of this Agreement, (iv) any proposal or other statement inconsistent with the terms of this Agreement or (v) seeking or offering to control or influence in any manner the management, Board of Directors or policies of Company or any of its subsidiaries or affiliates; or
(b) instigate, encourage or assist any party to do any of the foregoing.

8. PROHIBITION OF SECURITIES TRANSACTIONS. Consultant covenants and agrees that for a period of two (2) years after the date hereof, without the express prior written consent of Company, it will not and will cause each of its Representatives not to, singly or in concert with others, including without limitation as a part of a Partnership, Limited Partnership, Syndicate or other group, directly or indirectly, through one or more intermediaries or otherwise:

        a. make, or in any way participate in, any solicitation of proxies with respect to Company's securities (including by the execution of action by written consent), become a participant in any election contest with respect to Company, seek to advise, encourage or influence any party with respect to the voting of Company's securities or demand a copy of the stock ledger, list of stockholders, or other books and records of Company;

        b. participate in or encourage the formation of any group which seeks or offers to affect control of Company or any of its subsidiaries or affiliates or for the purpose of circumventing any provision of this Agreement; or

        c. otherwise act, alone or in concert with others to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of Company or any of its subsidiaries or affiliates.

9. INDEMNIFICATION.

        a. In contacting various sources of financing, Consultant shall limit the representations and statements made to those representations and statements contained in non-confidential written documents prepared or approved in writing by Company. Consultant shall defend, indemnify and hold Company, its directors, officers, employees, and attorneys, harmless from any and all claims, actions, and liabilities arising out of or in any way connected with representations and/or statements made by Consultant outside the scope of said written documents.

        b. Company shall defend, indemnify and hold Consultant, its partners, principals and employees, harmless from any and all claims, actions, and liabilities arising out of or in any way connected with representations and/or statements made in written documents prepared or approved in writing by Company.

10. DAMAGES. Consultant agrees that Company would be irreparably injured by a breach of this Agreement by Consultant or any of its Representatives or the Third Parties and Company shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by Consultant or its Representatives or the Third Parties, but shall be in addition to all other remedies available at law or in equity.

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11. SURVIVAL OF TERMS; NON-WAIVER. Consultant understands and agrees that paragraphs 6, 7, 8 and 9 of this Agreement shall survive the termination of this Agreement notwithstanding that some or all of the Information shall have become publicly disclosed or outdated or that any portion of this Agreement shall become inoperative as to any portion of the Information. It is further understood and agreed that no failure or delay by Company in exercising any right, power or privilege under this Agreement shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

12. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision contained herein.

13. AMENDMENT; MODIFICATION. This Agreement constitutes the entire Agreement between Company and Consultant with respect to the matters set forth herein, and no amendment or modification hereof shall be valid unless made by supplemental written agreement, executed and approved by Company and Consultant.

14. SCHEDULES. All schedules referred to herein will be prepared and delivered, in form and substance satisfactory to each party, within ten (10) days from the date hereof. Warrants for the initial 100,000 shares referred to above will not be issued until such Schedules are finalized and agreed to.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to applicable choice of law principles.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

"COMPANY":                                     "CONSULTANT":
WATERMARC FOOD MANAGEMENT CO.                  GTI PARTNERS, LLC.
a Texas corporation                            a California limited liability
                                               company

ADDRESS:                                       ADDRESS:
11111 Wilcrest Green, Suite 350                233 Wilshire Blvd., Suite 930
Houston, Texas  77042                          Santa Monica, CA  90401


By:  s/____________________________            By:  s/_________________________
        Ghulam M. Bombaywala, CEO              Name:  Ibrahim Mohammed
                                               Title:  Partner

                                                                      SCHEDULE A
                        WARRANT AGREEMENT AND CERTIFICATE

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO CERTAIN RESTRICTIONS, CONTAINED HEREIN, WITH RESPECT TO THEIR TRANSFER.

                  WARRANT TO PURCHASE SHARES OF COMMON STOCK OF

                          WATERMARC FOOD MANAGEMENT CO.

                                                            __________ Warrants

        This Warrant Certificate certifies that GTI PARTNERS, LLC (together with its successors and assigns as herein provided, the "Holder") is the owner of __________ Warrants (subject to adjustment as provided herein), each of which represents the right to subscribe for and purchase from WATERMARC FOOD MANAGEMENT CO., a Texas corporation (the "Company"), one share of the common stock, par value $0.05 per share, of the Company (the common stock, including any stock into which it may be changed, reclassified or converted, is herein referred to as the "Common Stock") at the purchase price (the "Exercise Price") of $_______ per share.

        The Warrants represented by this Warrant Certificate are subject to the following provisions, terms and conditions:

                                    ARTICLE I
                              EXERCISE OF WARRANTS

        EXERCISE. The Warrants may only be exercised by the Holder as a whole by surrender of this Warrant Certificate at the office of the Company (or such other office or agency of the Company as may be designated by notice in writing to the Holder at the address of such Holder appearing on the books of the Company) with the appropriate form attached hereto duly completed, at any time within the period beginning on the date hereof and expiring at 5:00 p.m. Houston, Texas time, on May _____, 2000 (the "Exercise Period") and by payment to the Company by certified check or bank draft of the Exercise Price for such shares. The Company agrees that the shares of Common Stock so purchased shall be and are deemed to be issued to the Holder as the record owner of such shares of Common Stock as of the close of business on the date on which the Warrant Certificate shall have been surrendered and payment made for such shares of Common Stock. Certificates representing the shares of Common Stock so purchased shall be delivered to the Holder promptly.

                                   ARTICLE II.
                            WARRANT OFFICE: TRANSFER

        2.1 WARRANT OFFICE. The Company shall maintain an office for certain purposes specified herein (the "Warrant Office"), which office shall initially be the Company's office at

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11111 Wilcrest Green, Suite 350, Houston, Texas 77042 and may subsequently be such other office of the Company or of any transfer agent of the Common Stock in the continental United States as to which written notice has previously been given to the holder of this Warrant. The Company shall maintain, at the Warrant Office, a register for the Warrant, in which the Company shall record the name and address of the person in whose name the Warrants have been issued, as well as the name and address of each permitted assignee of the rights of the registered owner hereof.

        2.2 OWNERSHIP OF WARRANT. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Article II.

        2.3 RESTRICTIONS ON EXERCISE AND TRANSFER OF WARRANTS. The Company agrees to maintain at the Warrant Office books for the registration and transfer of this Warrant. Subject to the restrictions on transfer of Warrants in this
Section 2.3, the Company, from time to time, shall register the transfer of this Warrant in such books upon surrender of this Warrant at the Warrant Office properly endorsed or accompanied by appropriate instruments of transfer and written instructions for transfer satisfactory to the Company. Upon any such transfer, a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company. The Company shall pay all taxes, (other than securities transfer taxes) and all other expenses and charges payable in connection with the transfer of Warrants pursuant to this Section 2.3.

               a. RESTRICTIONS IN GENERAL. Notwithstanding any provisions contained in this Warrant to the contrary, this Warrant shall not be exercisable or transferable except to (i) entities or persons under common control with, or who are controlled by, Holder or persons who control Holder, or (ii) with the prior written consent of the Company, which may be withheld in the Company's sole discretion. The related shares of Common Stock issuable upon exercise of this Warrant (the "Warrant Shares") shall not be transferable except upon the conditions specified in the Lock-up Agreement and Voting Agreement attached hereto as Exhibits A and B respectively, and incorporated herein by reference, and as specified in this Article 2.3, which conditions are intended, among other things, to insure compliance with the provisions of the Securities Act of 1933 as amended (the "Securities Act") in respect of the exercise or transfer of this Warrant or transfer of such Warrant Shares. The registered holder of this Warrant agrees that it will neither (i) transfer this Warrant prior to delivery to the Company of the opinion of counsel referred to in, and to the effect described in, Article 2.3(b), (ii) exercise this Warrant prior to delivery to the Company of the opinion of counsel referred to in, and to the effect described in, Article 2.3(b), or until registration of the related Warrant Shares under the Securities Act and any applicable state securities or blue sky laws have become effective, nor (iii) transfer such Warrant Shares prior to delivery to the Company of the opinion of counsel referred to in, and to the effect described in, Article 2.3.(b), or until registration of such Warrant Shares under the Securities Act and any applicable state securities or blue sky laws have become effective.

        (b) STATEMENT OF INTENTION TO EXERCISE; OPINION OF COUNSEL. The registered holder of this Warrant, by its acceptance hereof, agrees that prior to any exercise or transfer of this Warrant or any transfer of the related Warrant Shares, said holder will deliver to the Company a statement setting forth either said holder's intention with respect to the retention or disposition of any Warrant Shares, or the intention of said holder's prospective transferee with respect to its retention

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or disposition of this Warrant or of said Warrant Shares (whichever is involved in such transfer), in either such case, together with a signed copy of the opinion of said holder's counsel, or such other counsel as shall be acceptable to the Company, as to the necessity or non-necessity for registration under the Securities Act and any applicable state securities or blue sky laws in connection with such exercise or such transfer.

        2.4 EXPENSES OF DELIVERY OF WARRANTS. The Company shall pay all expenses, taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of Warrants and related Warrant Shares hereunder.

                                   ARTICLE III
                          WARRANT ADJUSTMENT PROVISIONS

        3.1 ADJUSTMENT OF WARRANT SHARES. The Number of Warrant Shares purchasable upon exercise of this Warrant may be adjusted from time to time as set forth below.

        a. If the Company at any time pays to the holders of its Common Stock a dividend in Common Stock, the number of Warrant Shares issuable upon the exercise of this Warrant shall be proportionally increased, effective at the close of business on the record date for determination of the holders of the Common Stock entitled to the dividend.

        b. If the Company at any time subdivides or combines in a larger or smaller number of shares its outstanding shares of Common Stock, then the number of shares of Common Stock issuable upon the exercise of this Warrant shall be proportionally increased in the case of a subdivision and decreased in the case of combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

        c. In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sales or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property, then provisions shall be made such that the holders of this Warrant shall have the right thereafter, during the period that this Warrant shall be exercisable, to exercise this Warrant and receive the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by holders of the Company's Common Stock. In addition to the adjustments provided for above to the number of Warrant Shares purchasable hereunder upon exercise of the Warrant in certain circumstances, the Company may, in its sole discretion, provide for further adjustments to the number of Warrant Shares purchasable hereunder and/or the Exercise Price thereof based on additional or other facts and circumstances where the Company determines that such an adjustment would be fair and equitable to the holders of the Warrants.

        3.2 COSTS. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Company upon exercise of this Warrant; PROVIDED, HOWEVER, that the Company shall not be

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required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of this Warrant in respect of which such shares are being issued.

        3.3 RESERVATIONS OF SHARES. The Company shall reserve at all times so long as this Warrant remains outstanding, free from preemptive rights, out of its treasury Common Stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the exercise of this Warrant, sufficient shares of Common Stock to provide for the exercise hereof.

        3.4 VALID ISSUANCE. All shares of Common Stock which may be issued upon exercise of this Warrant will upon issuance by the Company be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof attributable to any act or omission by the Company, and the Company shall take no action which will cause a contrary result (including without limitation, any action which would cause the Exercise Price to be less than the par value, if any, of the Common Stock).

        3.5 APPROVALS. If any shares of Common Stock to be reserved for the purpose of exercise of this Warrant require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon exercise, then the Company and the holders of this Warrant will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

                                   ARTICLE IV
                               RESTRICTIVE LEGENDS

        4.1 Each Warrant shall (unless otherwise permitted by the provisions hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

        "This Warrant has not been registered under the Securities Act of 1933, as amended, and is transferable only upon the conditions specified in the Warrant Agreement referred to herein."

        4.2 Each certificate for Common Stock issued upon exercise of a Warrant and each certificate for Common Stock issued to a subsequent transferee shall (unless otherwise permitted by the provisions hereof) be stamped or otherwise imprinted with legends in substantially the following forms:

        "The shares represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or
        (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

        "The shares represented by this certificate are subject to the provisions of a Voting Agreement dated as of ___________, 1998 ("Voting Agreement"), which restrict the rights of the holder of the shares represented by this certificate to vote such shares as provided for therein, by which such holder, by acceptance of this certificate, agrees to be bound. A counterpart of the Voting Agreement has been deposited with Watermarc Food Management Co. at its principal office and will be provided to any holder or transferee upon request."

        "The shares represented by this certificate are subject to the provisions of a Lock-up Agreement dated as of ___________, 1998 ("Lock-up Agreement"), which restrict the transfer of such shares, and the rights of the holder of the shares represented by this certificate are subject to all the terms and provisions of the Lock-up Agreement, by which such holder, by acceptance of this certificate, agrees to be bound. A counterpart of the Lock-up Agreement has been deposited with Watermarc Food Management Co. at its principal office and will be provided to any holder or transferee upon request."

                                    ARTICLE V
                               REGISTRATION RIGHTS

        5.1 REQUIRED REGISTRATION. The Company shall use its best efforts to effect the registration under the Securities Act of the shares of Common Stock issued pursuant to this Warrant Certificate upon exercise of the Warrants and evidenced by a certificate bearing the restrictive legends set forth in Article IV hereof (the "Restricted Stock") on a form appropriate for the registration of the Restricted Stock in order to permit the Holder to dispose of the Restricted Stock in accordance with its intended method of disposition and the terms of the Lock-up Agreement.

        5.2 INCIDENTAL REGISTRATION. Notwithstanding the provisions of Article
5.1 of this Agreement, if the Company at any time during the Exercise Period proposes to register any of its Common Stock under the Securities Act (on a form appropriate for the registration of the Restricted Stock for public offering by the holders thereof other than a registration on Form S-8, or any successor or similar forms or a shelf registration under Rule 415 for the sole purpose of registering shares to be issued in connection with the acquisition of stock or assets of another person) and there is then not an effective registration statement covering the shares of Common Stock to be issued upon exercise of the Warrants, it will each such time give written notice to the holder of this Warrant and any holders of Restricted Stock (the holders of Restricted Stock are sometimes referred to herein as the "Eligible Holders") of its intention so to do and, upon written request from Eligible Holders given within 30 days after receipt of any such notice (which request shall state the intended method of disposition of such securities by such Eligible Holder), the Company will use its best efforts to cause all or any (but not less than 1,000 shares if less than all) Restricted Stock held by such Eligible Holder or which such Eligible Holder is then entitled to acquire pursuant to a Warrant to be registered under the Securities Act, all to the extent requisite to permit the sale or other disposition (in accordance with the intended methods thereof, as aforesaid by such Eligible Holder); provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of such other securities originally proposed to be registered. If an offering pursuant to this Article is to be made through underwriters, the managing underwriter may, if in its reasonable opinion marketing factors so require, limit (pro rata according to the market value of securities proposed to be registered by each) the number of (or eliminate entirely from the offering all of the) securities which eligible Holders may register pursuant to this Article.

        5.3 EXPENSES: CONDITIONS PRECEDENT. Except as provided below, all expenses incurred by the Company in connection with action taken by the Company to comply with this Article V, including, without limitation, all registration and filing fees, printing expenses, accounting fees, fees and disbursements of counsel and other experts, premiums for liability insurance obtained in connection with a registration statement filed to effect such compliance, shall be paid by the Company; PROVIDED, HOWEVER, that all such expenses in connection with any amendment or supplement to any registration statement filed by the Company hereunder or the related prospectus which is required to be filed more than nine months after the effective date of such registration statement because any seller or sellers of securities of the Company covered thereby or any underwriter of such securities has not effected the disposition of the securities required to be registered shall be paid by such seller or sellers pro rata, in the case of two or more such sellers, in accordance with the respective market values of such securities. The Company shall not be obligated in any way in connection with any registration pursuant to this Article V for any underwriting discounts or commissions payable by any Eligible Holder to any underwriter of securities to be sold by such Eligible Holder. It shall be a condition precedent to the obligation of the Company to take any action under
Article 5.2 that the Company shall receive an undertaking satisfactory to it from each Eligible Holder of securities registered or to be registered as herein provided to pay all expenses required to be borne by such Eligible Holder and to furnish or cause to be furnished to the Company specifically for use in the preparation of the registration statement and prospectus written information concerning the securities held by such Eligible Holder and also concerning any underwriter of such securities and the intended method of disposition thereof as the Company shall reasonably request and as may be required in connection with the action to be taken by the Company hereunder.

                                   ARTICLE VI
                             COVENANT OF THE COMPANY

        The Company covenants and agrees that this Warrant shall be binding upon any corporation succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets.

                                   ARTICLE VII
                                  MISCELLANEOUS

        7.1 ENTIRE AGREEMENT. This Warrant, contains and describes the entire agreement between the holder hereof and the Company with respect to the shares which can be purchased upon exercise hereof and supersedes all prior arrangements or understanding with respect thereto.

        7.2 GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of Texas without regard to applicable choice of law principles.

        7.3 WAIVER AND AMENDMENT. Any term or provision of this Warrant may be waived at any time by the party which is entitled to the benefits thereof and any term or provision of this Warrant may be amended or supplemented at any time by agreement of the holder hereof and the Company, except that any waiver of any term or condition, or any amendment or supplementation, of this Warrant must be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Warrant shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Warrant.

        7.4 ILLEGALITY. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not, at the election of the party for whom the benefit of the provisions exists, be in any way impaired.

        7.5 COPY OF WARRANT. A copy of this Warrant shall be filed among the records of the Company.

        7.6 NOTICE. Any notice or other document required or permitted to be given or delivered to the holder hereof shall be delivered at, or sent by certified or registered mail to such holder at, the last address shown on the books of the Company maintained at the Warrant Office for the registration of this Warrant or at any more recent address of which the holder hereof shall have notified the Company in writing. Any notice or other document required or permitted to be given or delivered to the Company, other than such notice or documents required to be delivered to the Warrant Office, shall be delivered at, or sent by certified or registered mail to, the office of the Company at 11111 Wilcrest Green, Suite 350, Houston, Texas 77042 or such other address within the continental United States of America as shall have been furnished by the Company to the holder of this Warrant.

        7.7 LIMITATION OF LIABILITY; NOT STOCKHOLDERS. No provision of this Warrant shall be construed as conferring upon the holder hereof the right to vote, consent, receive dividends or receive notices (other than as herein expressly provided) in respect of meetings of stockholders for the election of directors of the Company or any other right whatsoever as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the holder hereof to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the purchase price of any shares of Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

        7.8 EXCHANGE, LOSS, DESTRUCTION, ETC. OF WARRANT. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of this Warrant, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of this Warrant, the Company will make and deliver a new Warrant of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrant. Any Warrant issued under the provisions of this
Article 7.8 in lieu of any Warrant alleged to be lost, destroyed or stolen, or in lieu of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company. This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange or replacement.

        7.9 HEADINGS. The Article and other headings herein are for convenience only and are not a part of this Warrant and shall not affect the interpretation thereof.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name.

Dated:  ___________________, 1998

                                            WATERMARC FOOD MANAGEMENT CO.

                                            By: ________________________________
                                                   Ghulam M. Bombaywala
                                                   Chairman of the Board and CEO

Attest:

-------------------------
Secretary

                         [FORM OF ELECTION TO PURCHASE]

                    (To be executed upon exercise of Warrant)

        The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate to purchase _______ shares of Common Stock and herewith, in accordance with the terms hereof, tenders in payment for such shares a certified check or bank draft payable to the order of Watermarc Food Management Co. in the amount of $_________________.

        The undersigned requests that a certificate for such shares be issued in the name of __________________________ and that such certificate be delivered to
____________________

---------------------------.



Dated:  ________________          ______________________________________________
                                 (Signature must conform in all respects to name
                             of holder as specified on the face of the Warrant.)

                                                            EXHIBIT A

                                LOCK-UP AGREEMENT

        This agreement is entered into on this ____ day of _____________, 1998 by and between GTI Partners, LLC ("GTI") and Watermarc Food Management Co. ("the Company").

        WHEREAS, on May _____, 1998 GTI and the Company entered into a Consulting Agreement whereby in consideration for GTI providing certain Services to the Company, the Company agreed to issue to GTI Warrants to purchase up to nine hundred fifty thousand shares of post 10 to 1 reverse split Common Stock of the Company (the "Warrant Shares").

        It is hereby agreed to by the parties that:

        1. The Warrant Shares shall not be resold, disposed of, or transferred, directly or indirectly, by GTI for a period of two (2) years from the date of the issuance of the respective Warrants except with the prior written consent of the Company, which may be withheld in the Company's sole discretion.

        2. All certificates representing the Warrant Shares shall be imprinted on the face or back thereof with the following statement:

               "The shares represented by this certificate are subject to the provisions of a Lock-up Agreement dated as of ________________, 1998 ("Lockup Agreement"), which restrict the transfer of such shares, and the rights of the holder of the shares represented by this certificate are subject to all the terms and provisions of the Lock-up Agreement, by which such holder, by acceptance of this certificate, agrees to be bound. A counterpart of the Lock-up Agreement has been deposited with Watermarc Food Management Co. at its principal office and will be provided to any holder or transferee upon request."

        3. This Lock-up Agreement shall terminate upon the earliest of the following occurrences: (i) the expiration of two (2) years from the date of the issuance of the last Warrant; or (ii) GTI arranging the full five million dollars ($5,000,000) Initial Financing on terms acceptable to the Company in the Company's sole discretion, pursuant to the Consulting Agreement.

        4. This Lock-up Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to applicable choice of law principles.

        IN WITNESS WHEREOF, the parties hereto have executed this Lock-up Agreement as of the date first set forth above.

                                    WATERMARC FOOD MANAGEMENT CO.,
                                    a Texas Corporation

                                    ADDRESS:
                                    11111 Wilcrest Green, Ste. 350
                                    Houston, Texas 77042

                                    By: ______________________________
                                            Ghulam Bombaywala
                                            President and CEO

                                    GTI PARTNERS, LLC,
                                    a California liability company

                                    ADDRESS:

                                    ____________________________________

                                    ____________________________________

                                    By:  _______________________________
                                    Name: ______________________________
                                    Title:   ___________________________

                                                                       EXHIBIT B

                                VOTING AGREEMENT

        This Voting Agreement ("Agreement") established as of the ____ day of ______________, 1998, between GTI Partners, LLC (the "Shareholders"), who are the owners of Warrants to purchase an aggregate of 950,000 shares of post 10 to 1 reverse split Common Stock, $.05 par value (together with any shares of such stock which may heretofore or hereafter be owned by the Shareholders or any of their transferees or assigns, by operation of law or otherwise, the "Shares"), of Watermarc Food Management Co., a Texas corporation (the "Company").

                              W I T N E S S E T H:

        WHEREAS, the Company and the Shareholders are parties to that certain Consulting Agreement dated as of _______________, 1998 (the "Consulting Agreement"), pursuant to which the Company issued to the Shareholders Warrants to purchase 950,000 shares of post 10 to 1 reverse split Common Stock, par value $.05 per share, of the Company; and

        WHEREAS, the Shareholders deem it to be in the best interests of the Company and of themselves to establish this Agreement in order to secure continuity and stability of policy in the management of the Company, and to this end, to unite the voting power represented by the Shares and held by the Shareholders as hereinafter provided.

        NOW, THEREFORE, it is mutually agreed as follows:

                                   Article 1.
             Appointment and Rights of Shareholders' Representative

        1.1 APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVE. The Shareholders hereby agree that, until the termination of this Agreement, Ghulam Bombaywala as representative and proxy ("Shareholders' Representative"), shall have the exclusive right, without the consent of the Shareholders, to exercise, in person or by his nominee or proxy, all the rights and powers of the Shareholders with respect to the Shares, including the right to vote and to take part in or consent to any corporate or shareholder action of any kind whatsoever. In support and not in limitation thereof, the Shareholders hereby irrevocably name, constitute and appoint the Shareholders' Representative, with full powers of substitution and resubstitution, as its true and lawful agent, attorney-in-fact and proxy, in its name, place and stead, during the term of this Agreement to vote the Shares (whether in a meeting, by a consent of shareholders in lieu of a meeting or otherwise) and take any related actions, including without limitation signing any waiver of notice, all in such manner as the Shareholders' Representative determines in his sole discretion. Other than in those instances in which the Shareholders' Representative acts for his own account in connection with the exercise of preemptive or similar rights, in exercising such discretion, the Shareholders' Representative is specifically authorized to consider his own best interests, and the Shareholders' Representative will not be acting hereunder as a fiduciary to the Shareholders.

        1.2 POWERS OF SHAREHOLDERS' REPRESENTATIVE. Without limiting the generality of the foregoing provisions of this Article 1, the Shareholders' Representative shall have the power to vote, or direct the voting of, the Shares with respect to (i) any removal of any director, (ii) any election of any director, (iii) any amendment of bylaws, articles or certificates of incorporation or other instruments, (iv) any removal or relocation of offices or records and any change of registered address or registered agent, and (v) any merger, sale of assets or dissolution and liquidation, in each case to (but only to) the fullest extent permitted by applicable law. If in any particular instance (whether or not enumerated in the proceeding sentence), the rights granted under this Agreement are determined by a court of competent jurisdiction to be invalid with respect to any particular issue or instance, the Shareholders desire that such rights nevertheless continue with respect to all other issues and instances.

        1.3 IRREVOCABLE PROXY. The Shareholders further agree that the proxy granted by this Article 1 is coupled with an interest and is therefore irrevocable and will survive any attempt at revocation (other than any termination of the Agreement pursuant to the provisions of Article 3 hereof) and the death or incapacity of any Shareholder (other than the Shareholders' Representative as set forth in Article 3 hereof).

                                   Article 2.
                    Liability of Shareholders' Representative

        The Shareholders' Representative shall not be personally liable with respect to any action taken or omitted to be taken under this Agreement, provided such commission or omission does not amount to willful misconduct on his part.

                                   Article 3.
                                      Term

        This Agreement shall become effective on the date hereof and shall continue in effect for a period of one year after the date of the exercise of all of the Warrants, provided, however, that the proxy shall expire as to 250,000 shares every ninety (90) days from the date of the exercise of the Warrants, until the proxy is completely expired at the end of the one year period. This Agreement may not be sooner revoked except as provided above.

                                   Article 4.
                            Stock Certificate Legends

        All certificates representing the Shares shall be imprinted on the face or back thereof with the following statement:

               "The shares represented by this certificate are subject to the provisions of a Voting Agreement dated as of _______________, 1998 ("Voting Agreement"), which restrict the rights of the holder of the shares represented by this certificate to vote such shares as provided for therein, by which such holder, by acceptance of this certificate, agrees to be bound. A counterpart of the Voting Agreement has been deposited with Watermarc Food Management Co. at its principal office and will be provided to any holder or transferee upon request".

Such certificates shall be endorsed conspicuously on the front thereof as follows:

        "See restrictions on transfer hereof on reverse side."

        The Shareholders agree to surrender all certificates representing the Shares subject to this Agreement to the Shareholders' Representative for endorsement by the Company in accordance with this Article 4. As soon as the certificates have been endorsed, they shall be returned to the Shareholders, or deposited with the Company if and as instructed by the Shareholders' Representative.

                                   Article 5.
                   Compensation, Reimbursement and Expenses of
                          Shareholders' Representative

        The Shareholders' Representative shall serve hereunder without compensation. The Shareholders' Representative shall have the right to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys and other persons as he may deem necessary and proper for carrying out the terms of this Agreement. Monies to pay any such expenses or charges incurred by the Shareholders' Representative shall be reimbursed by the Shareholders. Nothing contained in this Agreement shall disqualify the Shareholders' Representative or incapacitate him from serving the Company as an officer or director, or in any other capacity, or from receiving compensation in any such capacity.

                                   Article 6.
                           Dividends or Subscriptions

        If any dividends with respect to the Shares are declared in stock of the Company having voting power, or if any such stock is issued in connection with any stock split or other distribution with respect to the Shares, or if the Shareholders or any of its partners or principals should acquire stock by subscription, purchase or otherwise, or acquire any voting rights with respect to any shares of the Company, such stock shall be deemed to be subject to the terms of this Agreement. The Shareholders agree to surrender such certificates promptly to the Shareholders' Representative for endorsement by the Company in accordance with Article 4 of this Agreement. As soon as the certificates have been endorsed, they shall be returned to the Shareholders, or deposited with the Company if and as instructed by the Shareholders' Representative.

                                   Article 7.
                            Miscellaneous Provisions

        7.1 GOVERNING LAWS. This Agreement shall be subject to and governed by the laws of the State of Texas without regard to applicable choice of law principles.

        7.2 GENDER. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

        7.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Shareholders and their respective heirs, executors, administrators, successors and assigns.

        7.4 NO PARTNERSHIP OR JOINT VENTURE. Nothing in this Agreement shall be deemed to constitute the formation of a partnership or joint venture between the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts, each of which shall be deemed an original, on the date and year first above written.

GTI Partners, LLC

By:     ______________________
Name:   ______________________
Title:  ______________________

By:     ______________________
Name:   ______________________
Title:  ______________________

April 22, 1998                                          SCHEDULE B

Mr. Gregg Rondinelli
3 Civic Plaza, Suite 170
Newport Beach, CA 92660

Mr. Tariq Khan
Manhattan West, Inc.
233 Wilshire Blvd., Suite 930
Santa Monica, CA 90401

Gentlemen:

This letter will serve as my agreement as a shareholder of Watermarc Food Management Co. (the "Company") to vote all shares owned by me, both of record and beneficially, in favor of a ten to one reverse stock split of the Company's Common Stock.

Sincerely,

Ghualam M. Bombaywala
President and CEO



  GMB/lw